Exhibit 99.1

FOR IMMEDIATE RELEASE

Approved By:

Jim Hartman (763) 577-2212 Enpath Medical, Inc.

Contacts:	Investors EVC Group Doug Sherk (415) 896-6820 Jennifer Beugelmans (415) 896-6820

January 6, 2006

Enpath Medical Receives CE Mark Approval for Steerable Sheath

Approval Clears Pathway for Launch into European Electrophysiology Market

MINNEAPOLIS—Enpath Medical Inc. (Nasdaq: NPTH) announced today that it has received CE Mark approval from the European Union to market its steerable sheath, a tool that facilitates the placement of interventional devices in the peripheral, coronary and neurovascular systems.  This approval clears the way for the Company’s distribution partner Bard Electrophysiology, a division of C.R. Bard, to launch the steerable sheath in Europe for electrophysiology (EP) applications.

“With the U.S. Food and Drug Administration (FDA) clearance received in July, 2005, the European Union’s approval positions Enpath’s innovative steerable sheath for distribution in the two largest electrophysiology markets in the world,” said Jim Hartman, Chairman and Chief Executive Officer of Enpath Medical.

Enpath’s steerable sheath features distal tip deflection to aid in the precise placement of such devices as cardiac ablation catheters and peripheral stent delivery catheters. “The EP market is the first of a variety of clinical applications that can benefit from the use of our steerable sheaths,” Mr. Hartman added.  “We are particularly excited by the potential for our proprietary steerable sheath technology to be used in the delivery of carotid artery stents and other peripheral vessel interventions, as well as for precision placement of implantable leads, and we are continuing to develop the device for these indications.”

About Enpath Medical

Enpath Medical, Inc., headquartered in Plymouth, Minnesota, is a leader in the design, development, manufacture and marketing of percutaneous delivery systems and stimulation leads technologies.  Its products include venous vessel introducers, epicardial and endocardial stimulation leads, safety needles and other products for use in pacemaker, defibrillator, catheter and infusion port procedures as well as neuromodulation and hearing restoration markets.  Its products are sold worldwide through partnering relationships with other medical device companies.